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         EXHIBIT 11 -- STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                              CAPITOL BANCORP LTD.




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                                                                 Three Months Ended              Six Months Ended
                                                                       June 30                         June 30
                                                             -----------------------------    ---------------------------
                                                                 1997          1996 (A)          1997          1996 (A)
                                                             -------------   -------------   -------------   -------------
Computation of number of common shares and common
  stock equivalents for primary net income per share:

  Weighted average number of common shares outstanding          4,601,996       3,960,389       4,562,821       3,892,477

  Net effect of dilutive stock options and warrants --
    based on the treasury stock method                            149,978         114,807         146,494         130,060
                                                             -------------   -------------   -------------   -------------
  Weighted average number of common shares and common
    stock equivalents for primary net income per share          4,751,974       4,075,196       4,709,315       4,022,537
                                                             =============   =============   =============   =============



Computation of number of common shares and common stock equivalents for fully diluted net income per share:

  Weighted average number of common shares outstanding          4,601,996       3,960,389       4,562,821       3,892,477

  Net effect of dilutive stock options and warrants --
    based on the treasury stock method                            173,950         114,807         173,950         130,060
                                                             -------------   -------------   -------------   -------------
Weighted average number of common shares and common
  stock equivalents for fully diluted net income per share      4,775,946       4,075,196       4,736,771       4,022,537
                                                             =============   =============   =============   =============




  Net income for the period                                  $  1,320,131    $  1,148,151    $  2,582,411    $  2,249,185
                                                             =============   =============   =============   =============

  Primary Net Income Per Share                               $       0.28    $       0.28    $       0.55    $       0.56
                                                             =============   =============   =============   =============


  Fully Diluted Net Income Per Share                         $       0.28    $       0.28    $       0.55    $       0.56
                                                             =============   =============   =============   =============
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(A)     As adjusted to reflect the Corporation's 1996 10% stock dividend as if it had occurred at the beginning of the period.